EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Pericom Semiconductor (HK) Limited	Hong Kong
Pericom Taiwan Limited Corporation	Taiwan
SaRonix, Incorporated	California